GLOBE LIFE INC. REPORTS
First Quarter 2022 Results

McKinney, TX, April 20, 2022—Globe Life Inc. (NYSE: GL) reported today that for the quarter ended March 31, 2022, net income was $1.64 per diluted common share, compared with $1.70 per diluted common share for the year-ago quarter. Net operating income for the quarter was $1.70 per diluted common share, compared with $1.53 per diluted common share for the year-ago quarter.

HIGHLIGHTS:

●	Net income as an ROE was 8.5% for the three months ended March 31, 2022. Net operating income as an ROE excluding net unrealized gains on fixed maturities was 11.5% for the same period.

●	Life premiums increased 10% at the American Income Life Division and 7% at the Liberty National Division over the year-ago quarter.

●	Total health premiums increased over the year-ago quarter by 8%.

●	Total life and health net sales increased 8% over the year-ago quarter.

●	880,061 shares of Globe Life Inc. common stock were repurchased during the quarter.

COVID-19 Update: In the first quarter, the Company incurred approximately $46 million of COVID life claims. We expect to incur approximately $71 million of COVID life claims for the full year at the mid-point of our guidance based on a range of $2.5 million to $3.5 million of COVID life claims per 10,000 U.S. deaths. For the full year 2022, we expect total U.S. COVID deaths to fall within a range of 200,000 to 300,000.

Note: As used in the earnings release, "Globe Life," the "Company," "we," "our," and "us" refer to Globe Life Inc., a Delaware corporation incorporated in 1979, its subsidiaries and affiliates.

GL Q1 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
RESULTS OF OPERATIONS
Net operating income, a non-GAAP(1) financial measure, has been used consistently by Globe Life’s management for many years to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and certain significant and unusual items included in net income. Management believes an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business. Net income is the most directly comparable GAAP measure.
The following table represents Globe Life's operating summary for the three months ended March 31, 2022 and 2021:

Operating Summary
	Per Share
	Three Months Ended March 31,			Three Months Ended March 31,
	2022	2021	% Chg.	2022	2021	% Chg.
Insurance underwriting income(2)	$1.59	$1.38	15	$159,254	$145,132	10
Excess investment income(2)	0.61	0.58	5	61,392	60,544	1
Parent company expense	(0.03)	(0.02)		(2,640)	(2,318)
Income tax expense	(0.42)	(0.37)	14	(41,645)	(38,562)	8
Stock compensation benefit (expense), net of tax	(0.06)	(0.04)		(6,189)	(4,705)
Net operating income	1.70	1.53	11	170,172	160,091	6

Reconciling items, net of tax:
Realized gain (loss)—investments	(0.06)	0.21		(5,723)	22,240
Non-operating expenses	—	—		(88)	—
Legal proceedings	—	(0.04)		—	(3,814)
Net income(3)	$1.64	$1.70		$164,361	$178,517

Weighted average diluted shares outstanding	100,250	104,838
(1)GAAP is defined as accounting principles generally accepted in the United States of America.
(2)Definitions included within this document.
(3)A GAAP-basis condensed consolidated statement of operations is included in the appendix of this report.

Note: Tables in this earnings release may not sum due to rounding.

GL Q1 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
MANAGEMENT VS. GAAP MEASURES

Shareholders' equity, excluding net unrealized gains on fixed maturities, and book value per share, excluding net unrealized gains on fixed maturities, are non-GAAP measures that are utilized by management to view the business without the effect of unrealized gains or losses which are primarily attributable to fluctuation in interest rates associated with the available-for-sale portfolio. Management views the business in this manner because the Company does not intend to sell, nor is it likely that management will be required to sell, the fixed maturities prior to their maturity. It creates more meaningful trends than can be more easily identified without the fluctuations. Shareholders' equity and book value per share are the most directly comparable GAAP measures.

	Three Months Ended March 31,
	2022	2021
Net income as an ROE(1)	8.5%	8.6%
Net operating income as an ROE (excluding net unrealized gains on fixed maturities)	11.5%	11.4%

	March 31,
	2022	2021
Shareholders' equity	$6,894,020	$7,832,337
Impact of adjustment to exclude net unrealized gains on fixed maturities	(947,799)	(2,162,510)
Shareholders' equity, excluding net unrealized gains on fixed maturities	$5,946,221	$5,669,827

Book value per share	$69.16	$75.10
Impact of adjustment to exclude net unrealized gains on fixed maturities	(9.51)	(20.74)
Book value per share, excluding net unrealized gains on fixed maturities	$59.65	$54.36
(1) Calculated using average shareholders' equity for the measurement period.

INSURANCE OPERATIONS—comparing Q1 2022 with Q1 2021:

Life insurance accounted for 65% of the Company’s insurance underwriting margin for the quarter and 70% of total premium revenue.

Health insurance accounted for 34% of the Company's insurance underwriting margin for the quarter and 30% of total premium revenue.

Net sales of life insurance and net sales of health insurance both increased 8% for the quarter.

The following table summarizes Globe Life's premium revenue by product type for the three months ended March 31, 2022 and 2021:

Insurance Premium Revenue
	Quarter Ended
	March 31, 2022	March 31, 2021	% Chg.
Life insurance	$754,602	$708,119	7
Health insurance	317,000	294,173	8
Annuity	—	1
Total	$1,071,602	$1,002,293	7

GL Q1 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
INSURANCE UNDERWRITING INCOME
Insurance underwriting margin is management’s measure of profitability of the Company's life, health, and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses. Insurance underwriting income is the sum of the insurance underwriting margins of the life, health, and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, Parent Company expense, stock compensation expense and income taxes. Management believes this information helps provide a better understanding of the business and a more meaningful analysis of underwriting results by distribution channel. Insurance underwriting income, a non-GAAP measure, is a component of net operating income, which is reconciled to net income in the Results of Operations section above.
The following table summarizes Globe Life's insurance underwriting income by segment for the three months ended March 31, 2022 and 2021:

Insurance Underwriting Income
	Quarter Ended
	March 31, 2022	% of Premium	March 31, 2021	% of Premium	% Chg.
Insurance underwriting margins:
Life	$150,454	20	$136,646	19	10
Health	79,093	25	72,180	25	10
Annuity	2,108		2,187
	231,655		211,013		10
Other income	164		295
Administrative expenses	(72,565)		(66,176)		10
Insurance underwriting income	$159,254		$145,132		10
Per share	$1.59		$1.38		15

Administrative expenses were $73 million, up 9.7% from the year-ago quarter. The ratio of administrative expenses to premium was 6.8%, compared with 6.6% for the year-ago quarter.

GL Q1 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
LIFE INSURANCE RESULTS BY DISTRIBUTION CHANNEL

Our distribution channels consist of the following exclusive agencies: American Income Life Division (American Income), Liberty National Division (Liberty National) and Family Heritage Division (Family Heritage); an independent agency, United American Division (United American); and our Direct to Consumer Division.

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at https://investors.globelifeinsurance.com at "Financial Reports and Other Financial Information."

Life Underwriting Margin
	Quarter Ended
	March 31,
	2022		2021
	Amount	% of Premium	Amount	% of Premium	% Chg.
American Income	$110,990	30	$98,158	29	13
Direct to Consumer	8,882	4	8,616	4	3
Liberty National	13,353	17	9,892	13	35
Other	17,229	33	19,980	37	(14)
Total	$150,454	20	$136,646	19	10

Life Premium
	Quarter Ended
	March 31,
	2022	2021	% Chg.
American Income	$369,987	$334,895	10
Direct to Consumer	251,126	244,028	3
Liberty National	80,719	75,737	7
Other	52,770	53,459	(1)
Total	$754,602	$708,119	7

Life Net Sales(1)
	Quarter Ended
	March 31,
	2022	2021	% Chg.
American Income	$85,350	$69,623	23
Direct to Consumer	33,913	39,691	(15)
Liberty National	17,365	16,225	7
Other	2,375	2,688	(12)
Total	$139,003	$128,227	8
(1)Net sales, a statistical performance measure, is calculated as annualized premium issued, net of cancellations in the first thirty days after issue, except in the case of Direct to Consumer, where net sales is annualized premium issued at the time the first full premium is paid after any introductory offer period has expired. Management considers net sales to be a better indicator of the rate of premium growth than annualized premium issued.

GL Q1 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
HEALTH INSURANCE RESULTS BY DISTRIBUTION CHANNEL

Health Underwriting Margin
	Quarter Ended
	March 31,
	2022		2021
	Amount	% of Premium	Amount	% of Premium	% Chg.
United American	$19,671	15	$18,517	16	6
Family Heritage	24,016	27	22,025	26	9
Liberty National	15,704	33	14,165	30	11
American Income	16,827	58	14,507	53	16
Direct to Consumer	2,875	15	2,966	15	(3)
Total	$79,093	25	$72,180	25	10

Health Premium
	Quarter Ended
	March 31,
	2022	2021	% Chg.
United American	$132,664	$117,087	13
Family Heritage	89,540	83,335	7
Liberty National	47,186	47,040	—
American Income	28,854	27,351	5
Direct to Consumer	18,756	19,360	(3)
Total	$317,000	$294,173	8

Health Net Sales(1)
	Quarter Ended
	March 31,
	2022	2021	% Chg.
United American	$12,970	$12,945	—
Family Heritage	18,602	15,579	19
Liberty National	6,214	5,839	6
American Income	4,621	4,611	—
Direct to Consumer	421	642	(34)
Total	$42,828	$39,616	8
(1)Net sales, a statistical performance measure, is calculated as annualized premium issued, net of cancellations in the first thirty days after issue, except in the case of Direct to Consumer, where net sales is annualized premium issued at the time the first full premium is paid after any introductory offer period has expired. Management considers net sales to be a better indicator of the rate of premium growth than annualized premium issued.

GL Q1 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
PRODUCING EXCLUSIVE AGENT COUNT RESULTS BY DISTRIBUTION CHANNEL

	Quarterly Average Producing Agent Count(1)				End of Quarter Agent Count
	Quarter Ended			Quarter Ended
	March 31,			December 31,	March 31,			December 31,
	2022	2021	% Chg.	2021	2022	2021	% Chg.	2021
American Income	9,385	9,918	(5)	9,530	9,543	10,329	(8)	9,415
Liberty National	2,656	2,734	(3)	2,724	2,687	2,727	(1)	2,804
Family Heritage	1,100	1,285	(14)	1,194	1,130	1,235	(9)	1,157

(1) The quarterly average producing agent count is based on the actual count at the end of each week during the period.

INVESTMENTS

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is defined as net investment income less both the required interest attributable to net policy liabilities and the interest on debt. We also view excess investment income per diluted common share as an important and useful measure to evaluate performance of the investment segment, since it takes into consideration our stock repurchase program.

The following table summarizes Globe Life's investment income, excess investment income, and excess investment income per diluted common share.

Excess Investment Income
	Quarter Ended
	March 31,
	2022	2021	% Chg.
Net investment income	$243,834	$235,820	3
Required interest:
Interest on net policy liabilities(1)	(162,498)	(154,098)	5
Interest on debt	(19,944)	(21,178)	(6)
Total required interest	(182,442)	(175,276)	4
Excess investment income	$61,392	$60,544	1
Per share	$0.61	$0.58	5
(1)Interest on net policy liabilities is a component of total policyholder benefits, a GAAP measure.

Net investment income increased 3.4%, and average invested assets increased 4.4%. Required interest on net policy liabilities increased 5.5%, and average net policy liabilities increased 4.3%. The weighted average discount rate for the net policy liabilities was 5.8% and was in line with the year-ago quarter.

GL Q1 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
The composition of the investment portfolio at book value at March 31, 2022 is as follows:

Investment Portfolio
	As of
	March 31, 2022
	Amount	% of Total
Fixed maturities at fair value(1)	$19,179,107	93
Policy loans	591,958	3
Other long-term investments(2)	889,769	4
Short-term investments	57,344	—
Total	$20,718,178
(1) As of March 31, 2022, fixed maturities at amortized cost were $18.0 billion, net of $0 of allowance for credit losses.
(2) Includes $732 million of investments accounted for under the fair value option which have a cost of $704 million as of March 31, 2022.

Fixed maturities at amortized cost, net of allowance for credit losses, by asset class as of March 31, 2022 are as follows:

Fixed Maturity Portfolio by Sector
	As of
	March 31, 2022
	Investment Grade	Below Investment Grade	Total Amortized Cost, net
Corporate bonds	$14,466,367	$533,597	$14,999,964
Municipals	2,398,188	—	2,398,188
Government, agencies and GSEs	439,701	—	439,701
Collateralized debt obligations	—	36,310	36,310
Other asset-backed securities	87,885	13,362	101,247
Total	$17,392,141	$583,269	$17,975,410

Below are fixed maturities available for sale by amortized cost, allowance for credit losses, and fair value at March 31, 2022 and the corresponding amounts of net unrealized gains recognized in accumulated other comprehensive income (loss).

As of	Amortized Cost	Allowance for Credit Losses	Net Unrealized Gains	Fair Value
March 31, 2022	$17,975,410	$—	$1,203,697	$19,179,107

At amortized cost, net of allowance for credit losses, 97% of fixed maturities (97% at fair value) were rated “investment grade.” The fixed maturity portfolio earned an annual taxable equivalent effective yield of 5.15% during the first quarter of 2022, compared with 5.24% in the year-ago quarter.

Globe Life is not a party to any credit default swaps and does not participate in securities lending.

GL Q1 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
Comparable information for acquisitions of fixed maturity investments is as follows:

Fixed Maturity Acquisitions
	Quarter Ended
	March 31,
	2022	2021
Amount	$351,215	$298,849
Average annual effective yield	4.0%	3.4%
Average rating	A	A
Average life (in years) to:
Next call	15.8	29.6
Maturity	26.9	33.7

SHARE REPURCHASE:

During the quarter, the Company repurchased 880,061 shares of Globe Life Inc. common stock at a total cost of $89 million and an average share price of $100.70.

LIQUIDITY/CAPITAL:

Globe Life's operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows. These cash flows are not impacted by volatile equity markets. Liquidity at the Parent Company is sufficient to meet additional capital needs of the insurance companies.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2022:

Globe Life projects that net operating income per share will be in the range of $7.85 to $8.25 for the year ending December 31, 2022, down from our prior projection primarily due to higher COVID life policy obligations than previously anticipated.

NON-GAAP MEASURES:

In this news release, Globe Life includes non-GAAP measures to enhance investors' understanding of management's view of the business. The non-GAAP measures are not a substitute for GAAP, but rather a supplement to increase transparency by providing broader perspective. Globe Life's definitions of non-GAAP measures may differ from other companies' definitions. More detailed financial information, including various GAAP and non-GAAP measurements, is located at https://investors.globelifeinsurance.com on the Investors page under “Financial Reports and Other Financial Information."

GL Q1 2022 Earnings Release

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws, including statements related to the expected impact of the COVID-19 outbreak on our business operations, financial results and financial condition. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable events or developments, which may be national in scope, related to the insurance industry generally, or applicable to the Company specifically. Such events or developments could include, but are not necessarily limited to:

1) Economic and other conditions, including the COVID-19 pandemic and its impact on the U.S. economy, leading to unexpected changes in lapse rates and/or sales of our policies, as well as levels of mortality, morbidity, and utilization of health care services that differ from Globe Life's assumptions;

2) Regulatory developments, including changes in accounting standards or governmental regulations (particularly those impacting taxes and changes to the Federal Medicare program that would affect Medicare Supplement);

3) Market trends in the senior-aged health care industry that provide alternatives to traditional Medicare (such as Health Maintenance Organizations and other managed care or private plans) and that could affect the sales of traditional Medicare Supplement insurance;

4) Interest rate changes that affect product sales and/or investment portfolio yield;

5) General economic, industry sector or individual debt issuers’ financial conditions (including developments and volatility arising from the COVID-19 pandemic, particularly in certain industries that may comprise part of our investment portfolio) that may affect the current market value of securities we own, or that may impair an issuer’s ability to make principal and/or interest payments due on those securities;

6) Changes in pricing competition;

7) Litigation results;

8) Levels of administrative and operational efficiencies that differ from our assumptions (including any reduction in efficiencies resulting from increased costs arising from operating during the COVID-19 pandemic);

9) The ability to obtain timely and appropriate premium rate increases for health insurance policies from our regulators;

10) The customer response to new products and marketing initiatives;

11) Reported amounts in the consolidated financial statements which are based on management estimates and judgments which may differ from the actual amounts ultimately realized;

12) Compromise by a malicious actor or other event that causes a loss of secure data from, or inaccessibility to, our computer and other information technology systems;

13) The severity, magnitude and impact of the COVID-19 pandemic, including effects of the pandemic and the effects of the U.S. government’s and other businesses’ response to the pandemic, on our operations and personnel, and on commercial activity and demand for our products; and

14) Globe Life’s ability to access the commercial paper and debt markets, particularly if such markets become unpredictable or unstable for a certain period as a result of the COVID-19 pandemic.

Readers are also directed to consider other risks and uncertainties described in other documents on file with the Securities and Exchange Commission. Globe Life specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

GL Q1 2022 Earnings Release

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Globe Life will provide a live audio webcast of its first quarter 2022 earnings release conference call with financial analysts at 11:00 am (Eastern) tomorrow, April 21, 2022. Access to the live webcast and replay will be available at https://investors.globelifeinsurance.com on the Calls and Meetings page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investors page menu of the Globe Life website at “Financial Reports.”

For additional information contact:
Mike Majors, Executive Vice President—Administration and Investor Relations
Globe Life Inc.
3700 South Stonebridge Drive
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972-569-3627 or email: investors@globe.life
Website: https://investors.globelifeinsurance.com

GL Q1 2022 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2022
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
APPENDIX

GLOBE LIFE INC.
GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2022	2021
Revenue:
Life premium	$754,602	$708,119
Health premium	317,000	294,173
Other premium	—	1
Total premium	1,071,602	1,002,293
Net investment income	243,834	235,820
Realized gains (losses)	(7,244)	28,152
Other income	164	295
Total revenue	1,308,356	1,266,560

Benefits and expenses:
Life policyholder benefits	549,343	517,631
Health policyholder benefits	196,855	187,829
Other policyholder benefits	7,050	7,259
Total policyholder benefits	753,248	712,719
Amortization of deferred acquisition costs	158,384	152,993
Commissions, premium taxes, and non-deferred acquisition costs	90,813	79,666
Other operating expense	84,352	81,210
Interest expense	19,944	21,178
Total benefits and expenses	1,106,741	1,047,766

Income before income taxes	201,615	218,794
Income tax benefit (expense)	(37,254)	(40,277)
Net income	$164,361	$178,517

Total basic net income per common share	$1.66	$1.73

Total diluted net income per common share	$1.64	$1.70

GL Q1 2022 Earnings Release